Exhibit 99.01

Financial Contact: John Riley

GRIC Communications, Inc.

(408) 965-1377

investor@gric.com

Media Contact: Richard Rossi

GRIC Communications, Inc.

(408) 965-1144

rrossi@gric.com

GRIC Beats First Call Estimates for Q1 2003 Net Loss Per Share

Revenues Up 29% Over Same Quarter Last Year

MILPITAS, Calif., - April 24, 2003 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading provider of Internet-based mobile office communications solutions, announced its revenues rose 29 percent in the first quarter of 2003 to $9.5 million as compared to $7.4 million in the first quarter of 2002.  The Company reported a loss in the first quarter of 2003 of $621,000 or $0.03 per share, compared to a loss of $2.0 million, or $0.10 per share in the first quarter of 2002.  This result was better than the First Call projected loss of $0.04 per share.  Overall gross margin was 54 percent in the first quarter of 2003 as compared to 55 percent in the first quarter of 2002.

The Company announced that it signed more than 25 new customer and value added reseller agreements in the last three months.  During the first quarter of 2003, the Company added Asia Pacific Breweries Ltd., Cargolux Airlines International S.A., PerkinElmer Inc., and Pillsbury Winthrop LLP to its growing list of nearly 50 enterprise customers that already include companies such as Avnet Inc., Lockheed Martin Corp., Matsushita Avionics Systems Corp., Procter & Gamble, Stanley Works and VeriSign Inc.

“In light of the world events, we were pleased with the Company’s solid performance in the first quarter and we are happy to report that we have successfully addressed the customer issue we referred to back in January.  We now expect our top line growth to begin to get back on track,” said Bharat Davé, President and Chief Operating Officer.  “We are aggressively pursuing the corporate enterprise space through a combination of our own direct sales force and partnerships with leading value added resellers.  We expect that by offering our enhanced GRIC MobileOffice solution and pricing aggressively, we will continue to penetrate the growing enterprise market.”

According to IDC, the number of remote workers worldwide is forecast to grow at a compounded annual growth rate of approximately 28 percent and reach 162 million by 2006.

In the first quarter of 2003, direct enterprise revenues accounted for roughly 15 percent of overall revenues for GRIC, which is up from 10 percent in the fourth quarter of 2002.  The Company reported that it has more than doubled both its number of enterprise customers and the revenue received from its enterprise customer base since June 2002.

“Our GRIC MobileOffice offering is continuing to pick up momentum in the marketplace,” Davé said. “GRIC is working to enhance its value proposition to the enterprise by delivering expanded worldwide broadband network coverage, which currently includes nearly 70 airport access locations, a business class Wi-Fi solution, and a managed VPN service. While we will continue to have strong relationships with our existing telecommunications customers, we fully expect that an increasingly large percentage of our revenue will come from direct enterprise sales.”

During the first quarter, the Company continued to solidify its leadership position in the broadband roaming market. GRIC already has deployed an international broadband network covering 14 countries with nearly 500 wired Ethernet locations —primarily in hotels in the United States— and nearly 900 wireless access locations. By implementing currently signed agreements, GRIC plans to raise the number of countries covered by the network to 31 and the number of wireless access points alone to more than 4,000 in the next several months. GRIC also expects to add additional fixed Ethernet locations in the current quarter.  This emerging broadband network complements GRIC’s leading dialup network of over 20,000 dialing locations in more than 150 countries.

In recent weeks, GRIC announced the availability of Business Class Wi-Fi — a flat rate all-broadband service aimed at corporate power users who require Wi-Fi and Ethernet access globally.  By providing this solution, engaging in joint promotions with network partners and offering competitive pricing, GRIC is demonstrating its commitment to deliver quality Wi-Fi services to its customers.  Together with the GRIC MobileOffice offering, Business Class Wi-Fi provides flexibility to enterprises as their mobile worker needs evolve.

Telecommunication customers of the Company include many of the world’s top-tier ISPs and telcos, such as AOL, AT&T, Cable & Wireless, China Telecom, Chunghwa Telecom, Earthlink, France Telecom, NTT, Singtel, Sony Communication Network Corporation, Telstra and UUNET Technologies.

The Company also noted that minutes of Internet remote access carried over the GRIC TierOne Network™ during the first quarter of 2003 grew 56 percent over the same quarter last year.  GRIC carried 280 million minutes of Internet remote access traffic during the first quarter of 2003, compared with 179 million minutes during the first quarter of 2002.

BUSINESS OUTLOOK

The following statements are based on current expectations and information available to us as of April 24, 2003; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain, and becomes increasingly difficult the longer the projection.  You should not rely on any 2003 full year outlook statements made by us in the past.  In addition, all projected financial performance in our outlook depends on our success in achieving revenue targets.  These statements are “forward-looking” and actual results may differ materially.

**The Company expects revenues in the range of $9.9 to $10.3 million for the second quarter of 2003.

**The Company expects overall gross margins in the range of 53 to 55 percent for the second quarter of 2003.

**The Company expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $5.7 to $5.9 million in the second quarter of 2003.

**The Company expects to be profitable for the 2003 fiscal year.

The statements by Bharat Davé, and the above statements contained in this business outlook section, are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ include: severe disruptions in global travel that may result from continued hostilities in the Middle East and the worsening SARS (severe acute respiratory syndrome) crisis in Asia, which may cause reduced use of our services and a decline in revenue; continued turbulence in the telecommunications industry may cause us to incur higher costs or recognize lower revenues; uncertainty whether customers will adopt our new product offerings; unforeseen issues as customers integrate these new offerings into their operations; unpredictable difficulties in establishing and maintaining strategic customer and vendor relationships may lower our revenues and increase our costs; the uncertainty of the timing and amount of revenues from new and existing business relationships can cause quarterly fluctuations; the availability and adoption of alternative secure access technologies, protocols and solutions may reduce demand for our services; existing customers may selectively restrict or limit access by their users to our network in regions where they believe they can obtain access at a lower cost through alternative arrangements, which could cause our quarterly revenues to fluctuate; and Internet roaming services may not grow as rapidly, or bear as high a gross margin, as we anticipate.  In addition, please refer to risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

GRIC REITERATES OUTLOOK PUBLICATION PROCEDURES

Following the publication of its quarterly earnings release, GRIC will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At these meetings GRIC may reiterate the outlook published in the earnings release. At the same time, GRIC will keep its earnings release and outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period described below, the public can continue to rely on the outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the second quarter, the Quiet Period will be June 15, 2003 through July 24, 2003.

About GRIC Communications, Inc.

GRIC Communications, Inc. is a leading provider of Internet-based mobile office communications services for enterprise customers and telecommunications providers. GRIC MobileOffice™ is a solution that delivers—reliably and securely— to business individuals, who are traveling or working remotely, the same set of services they have access to when they are working in a central office, thus allowing them to work productively and efficiently wherever they happen to be situated. The GRIC TierOne Network™ of more than 300 top-tier service providers provides end users remote Internet access through more than 20,000 wired and wireless access points in more than 150 countries. A founding member and vice-chair of the Wi-Fi Alliance (formerly WECA) sub-committee Wireless Internet Service Provider roaming (WISPr), GRIC continues to pioneer roaming and remote Internet access via Wi-Fi, and provides its customers the ability to take advantage of broadband access points such as wireless hotspots using its leading mobile office communications solutions.

GRIC, GRIC TierOne Network, GRIC MobileOffice and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.

GRIC Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenues	$9,491	$7,384

Costs and expenses:

Cost of revenues	4,365	3,352
Network and operations	947	1,097
Research and development	645	787
Sales and marketing	2,697	3,138
General and administrative	1,400	1,457
Amortization of stock-based compensation	41	44
Restructuring recovery	—	(464)

Total costs and expenses	10,095	9,411

Loss from operations	(604)	(2,027)
Other (expense) income, net	(9)	20
Loss from operations before income taxes	(613)	(2,007)
Provision for income taxes	8	8
Net loss attributable to common stockholders	$(621)	$(2,015)

Net loss per share — basic and diluted	$(0.03)	$(0.10)

Shares used in per share basic and diluted calculation	20,729	19,975

GRIC Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets

Cash, cash equivalents, and short-term investments	$22,386	$23,079
Accounts receivable, net	4,632	3,978
Other current assets	1,676	1,108

Total current assets	28,694	28,165

Property and equipment, net	1,510	1,778
Other assets	580	667

Total Assets	$30,784	$30,610

Liabilities and Stockholders’ Equity

Accounts payable	$4,583	$4,331
Other current liabilities	1,501	1,215

Total current liabilities	6,084	5,546

Long term liabilities	18	88

Total stockholders’ equity	24,682	24,976

Total Liabilities and Stockholders’ Equity	$30,784	$30,610